EXHIBIT (C)(2)
Tennessee Bankshares, Inc. November 4, 2004 Presentation to United Tennessee Bankshares, Inc. November 4, 2004

Table of Contents

TRIANGLE CAPITAL PARTNERS
Investment Bankers

1. Trading Analysis
2. Going Private
3. Going Private Analysis
4. Repurchase Analysis
5. Recent News Articles

Triangle Capital Partners

Financial Institutions

John Schramm	Bill Wagner	Mike Patterson
Managing Director	Managing Director	Managing Director
Phone: (919) 719 - 4783	Phone: (919) 719 - 4782	Phone: (919) 719 - 4786
jschramm@trianglecapitalpartners.com	wwagner@trianglecapitalpartners.com	mpatterson@trianglecapitalpartners.com

General Investment Banking

Garland Tucker	Tarlton Long	David Parker
Managing Director	Managing Director	Managing Director
Phone: (919) 719 - 4779	Phone: (919) 719 - 4780	Phone: (919) 719 - 4781
gtucker@trianglecapitalpartners.com	tlong@trianglecapitalpartners.com	dparker@trianglecapitalpartners.com

TRIANGLE CAPITAL PARTNERS
Investment Bankers

7 Triangle Capital Partners Triangle Capital Partners, LLC 3600 Glenwood Avenue, Suite 104 Raleigh, NC 27612 Fax: (919) 719 - 4777 www.trianglecapitalpartners ..com John Schramm Bill Wagner Mike Patterson Managing Director Managing Director Managing Director Phone: (919) 719 - 4783 Phone: (919) 719 - 4782 Phone: (919) 719 - 4786 jschramm@trianglecapitalp artners.com wwagner@trianglecapitalpa rtners.com mpatterson@trianglecapital partners.com Garland Tucker Tarlton Long David Parker Managing Director Managing Director Managing Director Phone: (919) 719 - 4779 Phone: (919) 719 - 4780 Phone: (919) 719 - 4781 gtucker@trianglecapitalpart ners.com tlong@trianglecapitalpartne rs.com dparker@trianglecapitalpart ners.com Financial Institutions General Investment Banking

1. Trading Analysis

TRIANGLE CAPITAL PARTNERS
Investment Bankers

1. Trading Analysis

UTBI 3-Year Price / Volume Analysis

Volume
Price
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
Nov-01
Feb-02
May-02
Aug-02
Nov-02
Feb-03
May-03
Jul-03
Oct-03
Jan-04
Apr-04
Jul-04
Oct-04

As of the market close on 10/29/2004

1

Triangle Capital Partners
Investment Bankers

UTBI 3-Year Price / Volume Analysis 1 As of the market close on 10/29/2004

3-Year Indexed Market Performance

S&P 500
Thrift Index
Thrifts < 250MM Index
UTBI
225
200
175
150
125
100
75
50
123%
71%
61%
1%
Nov-01
Jan-02
Mar-02
May-02
Jul-02
Sep-02
Nov-02
Jan-03
Mar-03
May-03
Jul-03
Sep-03
Nov-03
Jan-04
Mar-04
May-04
Jul-04
Sep-04

* As of the market close on 9/24/2004.

2

Triangle Capital Partners
Investment Bankers

3-Year Indexed Market Performance 2 * As of the market close on 9/24/2004.

Analysis of Trading Volume

LTM
6 Months
90 Days
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
$16.00-$16.50
$16.51-$17.00
$17.01-$17.50
$17.51-$18.00
$18.01-$18.50
$18.51-$19.00
$19.01-$19.50
$19.51-$20.00
$20.01-$20.50

* As of the market close on 10/29/2004

3

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Analysis of Trading Volume Price Range Last 12 Months Last 6 Months Last 90 Days Price Range Last 12 Months Last 6 Months Last 90 Days % Total % Total % Total Shares Shares Shares Shares Shares Shares % Total % Total % Total Shares Shares Shares Shares Shares Shares $20.01 $20.50 100 0% 100 0% 100 1% $19.51 $20.00 2,400 4% 2,100 7% 1,200 16% $19.01 $19.50 5,100 9% 900 3% 900 12% $18.51 $19.00 12,200 21% 4,000 14% 900 12% $18.01 $18.50 9,300 16% 3,800 13% 1,000 13% $17.51 $18.00 6,500 11% 4,200 14% 700 9% $17.01 $17.50 14,000 24% 10,100 34% 2,500 33% $16.51 $17.00 4,300 7% 2,400 8% 300 4% $16.00 $16.50 4,900 8% 2,000 7% 0 0% Total 58,800 100% 29,600 100% 7,600 100% Weighted Average 18.03 $ 17.91 $ 18.27 $ Days Traded 88 41 21 Days Not Traded 162 85 43 Avg. Daily Volume 668 722 362 4 * As of the market close on 10/29/2004

Analysis of Trading Volume During Last Twelve Months

Days Traded
35
30
25
20
15
10
5
0
20
33
18
17

Shares	1-100	101-500	501-1,000	1,001-5,000
Total Vol.	2,000	9,700	13,600	33,500
% Vol.	3.4%	16.5%	23.1%	57.0%

* As of the market close on 10/29/2004

4

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Analysis of Trading Volume During Last Twelve Months Top 5 Days % Total Date Price Volume Volume 1 07/23/04 $17.50 3,800 6.5% 2 06/17/04 $17.72 3,300 5.6% 3 11/26/03 $18.35 2,800 4.8% 4 11/17/03 $18.99 2,400 4.1% 5 11/06/03 $17.25 2,300 3.9% Wt. Avg. / Total $17.92 14,600 24.8% Avg. Daily Vol. excluding top 5 days: 502

2. Going Private

TRIANGLE CAPITAL PARTNERS
Investment Bankers

2. Going Private

Going Private Overview De-register with the SEC Must have fewer than 300 shareholders File form 15 Eliminate SEC filings Forms 10-Q, 10-K, 8-K , Schedule 13D, 13G, Form 4 and Proxy However, you will still need to distribute a proxy and annual report Do not confuse de- registering with de-listing Cease listing on NASDAQ National and Small Cap Markets Must be registered with the SEC to be listed Cannot be traded on OTC Bulletin Board Must be registered with the SEC to be listed Shares can be listed on the Pink Sheets No cost Must have sponsoring market maker File Form 211 with NASD OTC compliance unit

Reasons for Going Private Saves money Professional fees NASD fees Printing, EDGAR and mailing costs Reduces administrative burden Significant amount of management time and resources devoted to SEC compliance and reporting Sarbanes-Oxley Section 404 to significantly impact small financial institutions Reduces liability and burdens associated with Sarbanes-Oxley Audit committee and auditor independence requirements Personal certification of 10-Qs and 10-Ks Increased civil and criminal penalties However, for legal and regulatory reasons, it may be necessary to follow portions of Sarbanes-Oxley Allows management to take longer term perspective Reduces pressure on quarterly earnings Considering S-Corp status Discourages stock ownership by professional investors Increases ability to stay independent

Reasons for Not Going Private Reduces visibility of Company Perceived negative reactions by shareholders May reduce liquidity of stock Limits ability to raise additional capital Limits ability to make acquisitions May require valuation of company stock for employee benefit plans May require company to repurchase stock from a participant in an ESOP May invite a hostile or competing offer from another bank Does not necessarily mean bank must sell High level of inside ownership is big deterrent May increase certain shareholders ownership above 10%, which may trigger change of control regulations and require regulatory approval

Evaluate Shareholder Base Obtain shareholder lists Street name - look through one level Consolidate accounts held by the same shareholder (duplicate accounts, misspellings) Determine final shareholder count Determine number of shareholders above 300 Determine cost and feasibility to reduce shareholders below 300 How will bank fund this? Excess capital? Trust preferred?

Options Odd-lot tender offer Share repurchase Tender offer Reverse stock split Cash-out merger Form 13E(3) must be filed with the SEC if any of the above options are used to de-register. Sets forth the Board's reasons for going private and the impact on the company and its shareholders.

Odd-Lot Tender Offer Board approves program to purchase shares from shareholders with fewer than 100 shares Eliminates expense and burden of small shareholders Purchased directly by company Shareholders avoid brokerage commissions Company sets price Typically set at market price or at slight premium to market Voluntary sale by shareholders No guarantee shareholders will sell Difficult to get small shareholders' attention

Share Repurchase Program Board authorizes repurchase plan Typically 5% or 10% of outstanding shares Company makes press release Company follows rules set forth by SEC Rule 10b-18 No guarantee that enough shareholders will sell shares to go private New block purchase rules have made it more difficult to buy large blocks of stock in a short period of time Difficult to predict how long it will take

Tender Offer Company offers to buy back a set number of shares at a fixed price at a set time Basically, a tender offer is just a large share repurchase There are SEC rules that govern a tender offer A tender offer document must be mailed to shareholders setting forth the offer and its financial impact on the company An alternative to a fixed price tender is the "Dutch Auction" tender offer Company establishes a range of prices it is willing to pay Shareholders may elect to sell shares within the range The company selects the price at which it can purchase the most shares at the lowest cost per share All shares are purchased at the same price No guarantee that shareholders will tender shares Many small shareholders may not make the effort to tender shares

Reverse Stock Split Method whereby outstanding shares are reduced, with fractional shares cashed out Example 1 for 200 reverse stock split Shareholders receive 1 share for every 200 shares they own Shareholders with fewer than 200 shares receive cash Fractional shares receive cash Must be approved by shareholders Establish reverse stock split to guarantee reducing remaining shareholders below 300 Determine number of fractional shares and total cost Determine how the purchase of these shares will be financed SEC rules require a proxy offer or tender offer document be distributed to shareholders Value of shares is determined by Board Typically, Board retains a financial advisor to aid in establishing this value and evaluating the financial impact The financial advisor establishes a range of value that would be fair to shareholders The financial advisor provides a fairness opinion Hiring a financial advisor helps the Board fulfill its fiduciary obligations

Cash-Out Merger Procedurally very similar to a reverse stock split, except that not all fractional shares are cashed out Only those shareholders with less than one full share are cashed out Not available in all states Similar to forming a holding company Bank merges into a dummy corporation The exchange ratio for the dummy corporation's shares and the bank's shares is set to result in the elimination of the necessary number of shareholders Example 1 for 200 Exchange Ratio $20.00 per share price Shareholder owns 250 shares Cash-out merger - shareholder unaffected, retains all 250 shares Reverse stock split - shareholder keeps 200 shares and receives $1,000 cash for 50 shares

Selected Going Private Transactions Announce Closing Transaction Transaction Company Ticker City State Assets Date Date Type Value Note Zachary Bancshares, Inc. Zachary LA 109,751 12/2/02 3/13/03 Cash Out Merger $1,332,730 Greater Rome Bancshares, Inc. Rome GA 131,659 9/23/02 1/8/03 Reverse Stock Split $4,140,000 Chesapeake Financial Shares, Inc. CPKF Kilmarnock VA 332,424 9/3/02 2/28/03 Reverse Stock Split $1,979,073 First National of Nebraska, Inc. FINN Omaha NE 11,669,667 6/6/02 7/11/02 Odd Lot Tender Offer $52,500,000 Hemet Bancorp Riverside CA 313,893 5/22/02 9/4/02 Cash Out Merger $45,031,680 FVNB Corp. Victoria TX 813,270 4/27/01 8/13/01 Cash Out Merger $16,875,000 Wells Financial Corp. WEFC Wells MN 223,353 9/28/04 Pending Modified Dutch TO $4,725,000 Thrift, converted 1995 Webster City Federal Bancorp (MHC) WCFB Webster City IA ' 104,796 9/23/04 Pending Form 15 NA Thrift, converted 1994 Southern Michigan Bancorp Inc. SOMC Coldwater MI 310,815 9/3/04 Pending Cash Out Merger $1,213,215 Darlington County Bancshares, Inc. Darlington SC 36,134 9/1/04 Pending Cash Out Merger $161,355 West Metro Financial Services, Inc. Dallas GA 101,632 8/30/04 Pending Cash Out Merger NA Georgian Bancorp. Inc. Powder Springs GA 370,111 8/25/04 Pending Cash Out Merger $3,707,700 First Banking Center, Inc. FBGC Burlington WI 565,408 8/20/04 Pending Reverse Stock Split $21,660,000 First Southern Bancshares, Inc. FSTH Florence AL 95,164 7/8/04 Pending Cash Out Merger $1,241,190 Thrift, converted 1995 BancAffiliated, Inc. BAFI Bedford TX 98,369 6/30/04 Pending Form 15 NA Thrift, converted 2001 Hemlock Federal Financial Corp. HMLK Oak Forest IL 312,468 6/1/04 6/30/04 Reverse Stock Split $232,000 Thrift, converted 1997 Logansport Financial Corp. LOGN Logansport IN 153,868 5/27/04 Pending Odd Lot Tender Offer $207,496 Thrift, converted 1997 American Bancorp, Inc. ABNC Opelousas LA 100,781 4/16/04 Pending Cash Out Merger $5,374,838 Coddle Creek Financial Corp. CDLC Mooresville NC 137,652 3/30/04 5/18/04 Reverse Stock Split $500,000 Thrift, converted 1997 Hemlock Federal Financial Corp. HMLK Oak Forest IL 312,468 3/16/04 5/14/04 Tender Offer $5,800,000 Thrift, converted 1997 High Country Bancorp, Inc. HCBC Salida CO 193,467 2/10/04 2/12/04 Form 15 NA Thrift, converted 1997 Easton Bancorp Inc. EASB Easton MD 101,837 1/2/04 6/17/04 Cash Out Merger $3,013,650 IBW Financial Corp. IBWF Washington DC 302,720 12/31/03 7/2/04 Reverse Stock Split $470,230 Sistersville Bancorp, Inc. SVBC Sistersville WV 47,566 11/26/03 11/26/03 Form 15 NA Thrift, converted 1997 Umbrella Bancorp, Incorporated Summit IL 230,515 11/14/03 11/14/03 Form 15 NA Huron National Bancorp, Inc. Rogers City MI 44,503 11/7/03 3/24/03 Reverse Stock Split $492,600 First National Bankshares Corp. Ronceverte WV 177,815 11/6/03 2/24/03 Cash Out Merger $3,720,574 HFB Financial Corporation HFBA Middlesboro KY 256,689 10/28/03 3/9/04 Cash Out Merger $468,400 Crazy Woman Creek Bancorp, Inc. CRZY Buffalo WY 77,669 10/3/03 11/17/03 Modified Dutch TO $6,387,500 Thrift, converted 1996 Coddle Creek Financial Corp. CDLC Mooresville NC 137,652 10/1/03 11/21/03 Odd Lot Tender Offer $250,800 Thrift, converted 1997 First Cherokee Bancshares, Inc. FCKE Woodstock GA 190,938 9/19/03 3/29/04 Cash Out Merger $6,081,814 Valley Ridge Financial Corp. VYRG Kent City MI 193,008 9/19/03 11/26/03 Reverse Stock Split $1,660,000 East Texas Financial Services, Inc. ETFS Tyler TX 222,783 9/8/03 9/15/03 Form 15 NA Thrift, converted 1995 BankPlus, FSB BPLS Morton IL 313,234 7/15/03 9/23/03 Reverse Stock Split $200,000 Thrift, converted 1991 Captial Directions, Inc. CTDN Mason MI 129,839 6/25/03 2/12/03 Cash Out Merger $551,450 InvestorsBancorp, Inc. Pewaukee WI 191,933 3/25/03 9/23/03 Cash Out Merger $5,697,818 Henderson Citizens Bancshares, Inc. Henderson TX 555,958 2/23/03 8/18/03 Cash Out Merger $3,000,000

3. Going Private Analysis

TRIANGLE CAPITAL PARTNERS
Investment Bankers

3. Going Private Analysis

Shareholder List Analysis Percent Number of Number of Outstanding Shareholders Shareholders Shares Shares CEDE & Co. 35 483,394 39.3% Newport Federal Bank ESOP 1 116,380 9.5% Richard Harwood 1 35,911 2.9% Other Shareholders Owning > 1% 7 131,786 10.7% Owning 10,000 - 12,001 shares 12 133,262 10.8% Owning 5,000 - 9,999 shares 11 70,084 5.7% Owning 2,501 - 4,999 shares 22 79,409 6.5% Owning 1,001 - 2,500 shares 39 71,295 5.8% Owning 501 - 1,000 shares 50 44,799 3.6% Owning 250 - 500 shares 96 38,464 3.1% Owning 225 - 249 shares 2 482 0.0% Owning 200 - 224 shares 40 8,023 0.7% Owning 175 - 199 shares 0 0 0.0% Owning 150 - 174 shares 9 1,350 0.1% Owning 125 - 149 shares 2 268 0.0% Owning 100 - 124 shares 107 10,700 0.9% Owning 0 - 99 shares 123 4,772 0.4% Total 557 1,230,379 100.0% * Number of shareholders represented by CEDE is estimated

Cash-out Merger Analysis Cash-out Merger at Total 101:1 150:1 201:1 301:1 501:1 Registered Shareholders Cashed Out 557 230 232 279 314 379 Remaining 522 327 325 278 243 178 Shares Cashed Out Registered 746,985 15,472 15,740 24,690 34,041 64,059 Beneficial 483,394 10,012 10,186 15,978 22,029 41,454 Total 1,230,379 25,484 25,926 40,668 56,070 105,513 Percent of Oustanding Shares Cashed Out Registered 746,985 1.3% 1.3% 2.0% 2.8% 5.2% Beneficial 483,394 0.8% 0.8% 1.3% 1.8% 3.4% Total 1,230,379 2.1% 2.1% 3.3% 4.6% 8.6% Estimated Cost ($000's) $20.00 $510 $519 $813 $1,121 $2,110 $20.50 $522 $531 $834 $1,149 $2,163 $21.00 $535 $544 $854 $1,177 $2,216 $21.50 $548 $557 $874 $1,206 $2,269 $22.00 $561 $570 $895 $1,234 $2,321 * Highlighted cells are estimates

Reverse Stock Split Analysis Reverse Stock Split at Total 150:1 200:1 300:1 400:1 500:1 Registered Shareholders Cashed Out 557 232 241 302 323 333 Remaining 557 325 316 255 234 224 Shares Cashed Out Registered 746,985 32,835 31,985 58,185 65,385 53,985 OBO 483,394 21,248 20,698 37,653 42,312 34,935 Total 1,230,379 54,083 52,683 95,838 107,697 88,920 Percent of Oustanding Shares Cashed Out Registered 746,985 2.7% 2.6% 4.7% 5.3% 4.4% OBO 483,394 1.7% 1.7% 3.1% 3.4% 2.8% Total 1,230,379 4.4% 4.3% 7.8% 8.8% 7.2% Estimated Cost ($000's) $20.00 $1,082 $1,054 $1,917 $2,154 $1,778 $20.50 $1,109 $1,080 $1,965 $2,208 $1,823 $21.00 $1,136 $1,106 $2,013 $2,262 $1,867 $21.50 $1,163 $1,133 $2,061 $2,315 $1,912 $22.00 $1,190 $1,159 $2,108 $2,369 $1,956 * Highlighted cells are estimates

4. Repurchase Analysis

TRIANGLE CAPITAL PARTNERS
Investment Bankers

4. Repurchase Analysis

3.5% Share Repurchase Analysis (1)

	For the twelve months ended December 31,					
	2003	2004	2005	2006	2007	2008
Assets [2]	$116,982	$126,516	$132,842	$139,484	$146,458	$153,781
Net income [2]	$2,006	$1,812	$1,621	$1,702	$1,787	$1,876
		$1,786	**$1,595**	**$1,676**	**$1,761**	**$1,850**
Earnings per share	$1.58	$1.46	$1.30	$1.37	$1.44	$1.51
		$1.45	**$1.30**	**$1.36**	**$1.43**	**$1.51**
Book value/share [3]	$13.73	$14.84	$15.56	$16.33	$17.18	$18.10
		$14.61	**$15.59**	**$16.64**	**$17.77**	**$18.97**
Return on assets	1.77%	1.45%	1.25%	1.25%	1.25%	1.25%
		1.43%	**1.23%**	**1.23%**	**1.23%**	**1.23%**
Return on equity	12.45%	10.31%	8.67%	8.68%	8.67%	8.65%
		10.43%	**8.89%**	**8.76%**	**8.62%**	**8.48%**
Shareholders equity [3]	$16,893	$18,264	$19,139	$20,095	$21,136	$22,266
		$17,347	**$18,514**	**$19,762**	**$21,095**	**$22,518**
Equity/assets	14.4%	14.4%	14.4%	14.4%	14.4%	14.5%
		13.7%	**13.9%**	**14.2%**	**14.4%**	**14.6%**

Bold denotes after repurchase

Sensitivity Analysis

Share Price	EPS Accretion	Book Value Dilution	Payback Period [3]
$23.00	$ 0.03	($0.34)	8.5
$22.75	$ 0.03	($0.33)	8.2
$22.50	$ 0.03	($0.32)	8.0
$22.25	$ 0.03	($0.31)	7.7
$22.00	$ 0.03	($0.30)	7.4
$21.75	$ 0.03	($0.29)	7.1
$21.50	$ 0.03	($0.28)	6.9
$21.25	$ 0.03	($0.27)	6.6
$21.00	**$ 0.03**	**($0.26)**	**6.4**
$20.75	$ 0.03	($0.25)	6.1
$20.50	$ 0.03	($0.25)	5.8
$20.25	$ 0.03	($0.24)	5.6
$20.00	$ 0.03	($0.23)	5.3
$19.75	$ 0.03	($0.22)	5.1
$19.50	$ 0.03	($0.21)	4.9
$19.25	$ 0.03	($0.20)	4.6
$19.00	$ 0.03	($0.19)	4.4

United Tennessee Bankshares, Inc.

TRIANGLE CAPITAL PARTNERS
Investment Bankers

3.5% Share Repurchase Analysis (1) For the twelve months ended December 31, 2003 2004 2005 2006 2007 2008 Assets (2) $116,982 $126,516 $132,842 $139,484 $146,458 $153,781 Book Share EPS Value Payback $2,006 $1,812 $1,621 $1,702 $1,787 $1,876 Price Accretion Dilution Period (3) $1,786 $1,595 $1,676 $1,761 $1,850 $23.00 0.03 $ ($0.34) 8.5 $1.58 $1.46 $1.30 $1.37 $1.44 $1.51 $22.75 0.03 $ ($0.33) 8.2 $1.45 $1.30 $1.36 $1.43 $1.51 $22.50 0.03 $ ($0.32) 8.0 $22.25 0.03 $ ($0.31) 7.7 $13.73 $14.84 $15.56 $16.33 $17.18 $18.10 $22.00 0.03 $ ($0.30) 7.4 $14.61 $15.59 $16.64 $17.77 $18.97 $21.75 0.03 $ ($0.29) 7.1 $21.50 0.03 $ ($0.28) 6.9 1.77% 1.45% 1.25% 1.25% 1.25% 1.25% $21.25 0.03 $ ($0.27) 6.6 1.43% 1.23% 1.23% 1.23% 1.23% $21.00 0.03 $ ($0.26) 6.4 $20.75 0.03 $ ($0.25) 6.1 12.45% 10.31% 8.67% 8.68% 8.67% 8.65% $20.50 0.03 $ ($0.25) 5.8 10.43% 8.89% 8.76% 8.62% 8.48% $20.25 0.03 $ ($0.24) 5.6 $20.00 0.03 $ ($0.23) 5.3 $16,893 $18,264 $19,139 $20,095 $21,136 $22,266 $19.75 0.03 $ ($0.22) 5.1 $17,347 $18,514 $19,762 $21,095 $22,518 $19.50 0.03 $ ($0.21) 4.9 $19.25 0.03 $ ($0.20) 4.6 14.4% 14.4% 14.4% 14.4% 14.4% 14.5% $19.00 0.03 $ ($0.19) 4.4 13.7% 13.9% 14.2% 14.4% 14.6% Bold denotes after repurchase (1) Assumes 43,063 shares repurchased at a price of $21.00 per share, and an opportunity cost of 4.50% (2) Based on an asset growth rate of 5% (3) Includes a constant annual dividend savings of $0.36 per share United Tennessee Bankshares, Inc. Sensitivity Analysis Return on equity Shareholders equity (3) Equity/assets Net income (2) Earnings per share Book value/share (3) Return on assets

8.0% Share Repurchase Analysis (1)

	For the twelve months ended December 31,					
	2003	2004	2005	2006	2007	2008
Assets [2]	$116,982	$126,516	$132,842	$139,484	$146,458	$153,781
Net income [2]	$2,006	$1,812 **$1,752**	$1,621 **$1,561**	$1,702 **$1,642**	$1,787 **$1,727**	$1,876 **$1,816**
Earnings per share	$1.58	$1.46 **$1.49**	$1.30 **$1.33**	$1.37 **$1.40**	$1.44 **$1.47**	$1.51 **$1.55**
Book value/share [3]	$13.73	$14.84 **$14.29**	$15.56 **$15.30**	$16.33 **$16.39**	$17.18 **$17.56**	$18.10 **$18.80**
Return on assets	1.77%	1.45% **1.40%**	1.25% **1.20%**	1.25% **1.21%**	1.25% **1.21%**	1.25% **1.21%**
Return on equity	12.45%	10.31% **10.60%**	8.67% **9.32%**	8.68% **9.15%**	8.67% **8.99%**	8.65% **8.82%**
Shareholders equity [3]	$16,893	$18,264 **$16,170**	$19,139 **$17,323**	$20,095 **$18,557**	$21,136 **$19,876**	$22,266 **$21,285**
Equity/assets	14.4%	14.4% **12.8%**	14.4% **13.0%**	14.4% **13.3%**	14.4% **13.6%**	14.5% **13.8%**

Bold denotes after repurchase

Sensitivity Analysis

Share Price	EPS Accretion	Book Value Dilution	Payback Period [3]
$23.00	$ 0.06	($0.81)	8.5
$22.75	$ 0.06	($0.78)	8.2
$22.50	$ 0.06	($0.76)	8.0
$22.25	$ 0.07	($0.74)	7.7
$22.00	$ 0.07	($0.72)	7.4
$21.75	$ 0.07	($0.70)	7.1
$21.50	$ 0.07	($0.68)	6.9
$21.25	$ 0.07	($0.65)	6.6
$21.00	**$ 0.07**	**($0.63)**	**6.4**
$20.75	$ 0.07	($0.61)	6.1
$20.50	$ 0.07	($0.59)	5.9
$20.25	$ 0.07	($0.57)	5.6
$20.00	$ 0.07	($0.55)	5.4
$19.75	$ 0.07	($0.52)	5.1
$19.50	$ 0.07	($0.50)	4.9
$19.25	$ 0.07	($0.48)	4.6
$19.00	$ 0.07	($0.46)	4.4

United Tennessee Bankshares, Inc.

TRIANGLE CAPITAL PARTNERS
Investment Bankers

8.0% Share Repurchase Analysis (1) For the twelve months ended December 31, 2003 2004 2005 2006 2007 2008 Assets (2) $116,982 $126,516 $132,842 $139,484 $146,458 $153,781 Book Share EPS Value Payback $2,006 $1,812 $1,621 $1,702 $1,787 $1,876 Price Accretion Dilution Period (3) $1,752 $1,561 $1,642 $1,727 $1,816 $23.00 0.06 $ ($0.81) 8.5 $1.58 $1.46 $1.30 $1.37 $1.44 $1.51 $22.75 0.06 $ ($0.78) 8.2 $1.49 $1.33 $1.40 $1.47 $1.55 $22.50 0.06 $ ($0.76) 8.0 $22.25 0.07 $ ($0.74) 7.7 $13.73 $14.84 $15.56 $16.33 $17.18 $18.10 $22.00 0.07 $ ($0.72) 7.4 $14.29 $15.30 $16.39 $17.56 $18.80 $21.75 0.07 $ ($0.70) 7.1 $21.50 0.07 $ ($0.68) 6.9 1.77% 1.45% 1.25% 1.25% 1.25% 1.25% $21.25 0.07 $ ($0.65) 6.6 1.40% 1.20% 1.21% 1.21% 1.21% $21.00 0.07 $ ($0.63) 6.4 $20.75 0.07 $ ($0.61) 6.1 12.45% 10.31% 8.67% 8.68% 8.67% 8.65% $20.50 0.07 $ ($0.59) 5.9 10.60% 9.32% 9.15% 8.99% 8.82% $20.25 0.07 $ ($0.57) 5.6 $20.00 0.07 $ ($0.55) 5.4 $16,893 $18,264 $19,139 $20,095 $21,136 $22,266 $19.75 0.07 $ ($0.52) 5.1 $16,170 $17,323 $18,557 $19,876 $21,285 $19.50 0.07 $ ($0.50) 4.9 $19.25 0.07 $ ($0.48) 4.6 14.4% 14.4% 14.4% 14.4% 14.4% 14.5% $19.00 0.07 $ ($0.46) 4.4 12.8% 13.0% 13.3% 13.6% 13.8% Bold denotes after repurchase (1) Assumes 98,430 shares repurchased at a price of $21.00 per share, and an opportunity cost of 4.50% (2) Based on an asset growth rate of 5% (3) Includes a constant annual dividend savings of $0.36 per share United Tennessee Bankshares, Inc. Sensitivity Analysis Return on equity Shareholders equity (3) Equity/assets Net income (2) Earnings per share Book value/share (3) Return on assets

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Charlotte Business Journal — March 22, 2004
http://charlotte.bizjournals.com/charlotte/stories/2004/03/22/story3.html
EXCLUSIVE REPORTS
From the March 19, 2004 print edition
Sarbanes-Oxley hitting the bottom line already
John Downey
Assistant Managing Editor
Audit costs are rising sharply for public companies in the Carolinas, and experts warn that the average 23% increase reported so far will prove just a down payment on costs from the Sarbanes-Oxley Act.
Thirty-one public companies in North and South Carolina have filed their proxy statements so far this year, listing their audit charges for 2003. Of those, 27 have seen audit fees increase — with Charlotte’s the Carlisle Cos. Inc. leading the pack with a 127% hike to $750,000.
And that is before stricter reporting standards required by the corporate reforms in Sarbanes-Oxley are phased in over 2004 and 2005.
“What you are seeing now are largely (increases) from the events that led to Sarbanes-Oxley,” says Trent Gazzaway, national director of corporate governance for Grant Thornton and a partner in its Charlotte office. “Certainly when Section 404 (of Sarbanes-Oxley) kicks in, you will be seeing a lot more costs.”
Bob Bratton, chief financial officer at First Charter Corp., saw his company’s audit costs jump 37.5% last year to $282,480. He says many of the increases in 2003, 2004 and 2005 will not go away.
“They will be in your cost structure forever,” he says. “This is not a one-time thing. This is a sea change.”
It can be difficult to get a handle on the changing costs of audits, as investors and regulators demand more exacting financial reporting. The increases shown in the Securities and Exchange Commission filings reviewed by the Charlotte Business Journal are at times substantial, and they occur almost across the board. But particular events can also affect the fees.
Goodrich Corp., for instance, is the only N.C. company so far that reports paying its auditors less in 2003 — $3.9 million —than it did in 2002, when it paid $4 million. But spokeswoman Gail Warner points out that the traditionally acquisitive company made no acquisitions last year. Buying other companies generally increases the workload for auditors, boosting the cost of audits, she notes.
Also, 2003 was Goodrich’s first full year without the divisions that comprise EnPro Industries Inc., which spun off as a public company of its own in mid-2002. That also decreased the work for auditors, and thus the price.
In South Carolina, The South Financial Group, which bought Rock Hill Bank & Trust last year, reported an even more dramatic decrease. In 2003, it paid $988,750 for its basic audit services, compared with $1.24 million in 2002. But the bank notes that it spent $75,000 for acquisition-related audit services in 2003 and $350,000 in 2002. Without those, the company would have had higher audit costs last year.
But the decreases are clearly the exception.
Grant Thornton’s Gazzaway says that, with auditors often finding themselves in the crosshairs, they have been especially determined to drill further into a company’s numbers and document their work more carefully. That takes more time and more money, he says.
Bratton says the Public Company Accounting Oversight Board, established by Sarbanes-Oxley, is already up and running and putting pressure on audit firms.

“They are expanding the depth and breadth and scope of what they do,” he says. “The cost of that is going to be passed on to the consumer, which is us, the corporate customer.”
At Winston-Salem’s BB&T Corp., audit costs increased 56.9% last year to almost $2.5 million. Spokesman Bob Denham says company growth accounts for much of that. But he concedes that some of the increase is attributable to “the new audit environment we find ourselves in.”
Michael Baker, managing partner at Deloitte’s Charlotte office, says the trend is clear. “Some of the costs of just getting ready for Sarbanes-Oxley drove up costs anywhere from 30% to 100% (in 2003),” he says. “And then this year ... you can look for another similar amount.”
The biggest issue in 2004 and 2005 will be a phase-in of Sarbanes-Oxley’s Section 404. That section requires auditors to render an opinion, not just on a company’s financial statements but also on its internal controls and management processes.
Financial Executives International, an advocacy group for financial managers, released a survey of 321 companies last month, which says executives expect audit costs to increase an average of 38% in 2004. The average dollar amount for the group, which ranged from small businesses to large corporations, was $580,000 in higher audit fees.
Companies with more than $5 billion in annual revenue expect fees to jump 35% or about $1.5 million, the survey states.
Baker says fees for the audit of internal controls and management processes will be ongoing expenses. And, he says, companies will have to continue to update their controls and processes, which means the costs of setting them up will not entirely disappear.
Bratton expects the increases to vary among industries. Highly regulated industries, such as banking, probably will see smaller increases because auditing is already a high priority that’s extensive in their operations.
Still, he says, fee increases are likely to reach 50% to 100%, and banks might simply be at the lower end of that range.
Seven Charlotte regional companies have made their proxy filings so far this year in addition to Carlisle, First Charter and Goodrich. All saw prices increase.
Acquisitive SPX Corp. saw its audit fee rise 87.3% to $8.4 million. Piedmont Natural Gas Co. Inc. paid $625,423 for basic audit services in fiscal 2003, up 81.8%. Transbotics Inc., a small industrial automation firm, paid $61,120, but that was up 79.8% over the previous year. Hospital operator MedCath Corp. paid $766,110, an increase of 34.9%. Sonic Automotive Inc. paid $923,000, which was up 16.4% from 2002, and CT Communications Inc. paid $180,550, a 12.8% increase.
Wachovia Corp. had the area’s biggest auditing bill at $9.7 million, but that was up just 7.2% over its 2002 fee.
Also, Ruddick Corp., owner of the Harris Teeter grocery chain and thread maker American & Efird Inc., filed its proxy for fiscal 2003 in late December. The company paid $635,011 for its basic audit services, up from $341,000 in fiscal 2002. At least some of that increase came from joint venture and potential acquisition audit services, according to Ruddick’s filing.
The price ratcheting is likely to be exacerbated by at least one additional factor, Gazzaway says. Over the next two to three years, companies will be required to file financial statements in increasingly shorter periods after the end of their fiscal quarters. That will put additional pressure on auditors, compressing work schedules, increasing the number of workers needed and probably forcing prices up another notch or so.
Gazzaway quotes Grant Thornton’s managing partner in Charlotte, Mike Maguire. “Mike says you can do your audits faster, you can do them better and you can do them cheaper,” Gazzaway says. “Pick any of the two, but you can’t do all three.”
© 2004 American City Business Journals Inc.
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Charlotte Business Journal — January 26, 2004
http://charlotte.bizjournals.com/charlotte/stories/2004/01/26/focus2.html
IN DEPTH: BANKING & FINANCE
From the January 23, 2004 print edition
Sarbanes-Oxley may prompt firms to go private
John Downey
Analysts say recent corporate reform efforts may make it harder for small, publicly owned businesses to find directors, and that could be one of many difficulties pushing such companies out of the public markets.
The Sarbanes-Oxley Act, new rules by the principal markets — the New York Stock Exchange and Nasdaq — and recent court rulings may put more pressure on small, publicly owned businesses as reporting requirements increase along with the workload — and the risk — facing corporate boards.
While some analysts dispute such predictions, many experts on corporate governance say small businesses may have more difficulty finding qualified board members than their larger counterparts. That coupled with the money spent on stricter financial reporting requirements could drive many small businesses out of the public markets.
“There is a point where smaller companies can’t justify the costs,” says Michael Baker, managing partner at Deloitte & Touche’s Charlotte office. He says the stricter accounting and financial reporting requirements could drive up the costs of annual audits by 20%.
The new requirements may have already had an unintended impact on mergers and acquisitions among small companies. “It’s had a chilling effect,” Baker says.
He notes that one company sold in the Triangle earlier this year, Quintiles Corp., was bought specifically so it could be taken private.
In the Charlotte region, Coddle Creek Corp., parent of Mooresville Savings Bank, took itself off the public markets this fall by buying back its stock, and cited the expense of meeting new corporate governance requirements for making the change.
Last month, the audit firm of Grant Thornton reported the number of public companies of all sizes going private increased 30% in the 16 months after the inauguration of the Sarbanes-Oxley rules compared to the 16 months immediately before.
There is much to sort through as new governance rules come out this year from the New York Stock Exchange, the Nasdaq and the Securities and Exchange Commission, which is writing regulations to support Sarbanes-Oxley’s requirements.
But analysts agree that much attention will focus on corporate boards, as investors and regulators demand greater independence and more accountability from directors.
Starting this year, a majority of the board at most public companies must be independent. The investment of time required from directors will be much greater as they are expected to more vigorously monitor management.
“That’s going to make it harder to find board members for smaller companies,” says Gene Pridgen, a partner at Kennedy Covington Lobdell & Hickman. “Family members and founding shareholders in many cases will not be independent.”
Many small public businesses are based in small communities, Pridgen says, which will provide few local candidates. Recent legislation and court rulings have increased the possibility of board liability in a lawsuit, which could further limit the number of people willing to serve.
Garza Baldwin, a partner at Womble Carlyle Sandridge & Rice, says companies of all sizes have a host of issues to address. He cites stricter requirements for internal financial reporting, which is designed to give auditors a better handle on what is happening in a company; rules opening up nominations for the board to shareholders, or at least calling for greater accountability and transparency on nominations; the need to lay out procedures to allow shareholders to communicate with board members directly, rather than through management; and requirements for swifter filing of quarterly and annual financial reports along with expanded requirements for 8-K filings, which are notifications of events that could have an effect on a company.
“That would probably include now entering into a material contract or terminating a material agreement or reporting a reduction of business with a major customer,” Baldwin says. The reporting requirement will be phased in later this year and in 2005. “It’s one of the most troubling and delicate requirements.”
Charles Elson, a corporate governance expert at the University of Delaware, says corporate boards may also have to look over their shoulders at the courts before making decisions.
In late May, the Delaware Court of Chancery raised the question of board liability for business decisions in a case involving The Walt Disney Co. At issue was the $140 million exit package given former executive Michael Ovitz when Chief Executive Michael Eisner booted him from the company.
In a shareholder lawsuit over the arrangement, the court made it possible to consider holding board members responsible for questionable business decisions if they are found not to have acted in good faith.
Baldwin says in the past, courts had generally been reluctant to review business decisions — essentially holding that these were within the province of the boards.
A good-faith test could open boards up to challenges from shareholders on issues such as executive compensation. Elson expects compensation to become a front-burner issue in 2004.
But he’s not convinced the heightened requirements and responsibilities will lead boards of small companies to seek private-company status.
“I think the threat is more imagined than real,” he says. “No longer being a public company is a problem, too. You no longer have access to the public markets for capital.”
And Baker warns that the being a privately held company may only put off the day of reckoning.
“I think Sarbanes-Oxley will be filtered down to private companies through the banks,” he says. To protect themselves, he says, banks will require from privately held clients the kind of detailed reporting, record keeping and accountability expected from public companies.
Assistant Managing Editor John Downey can be reached at (704) 973-1130 or jdowney@-bizjournals.com.
© 2004 American City Business Journals Inc.
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Bank & Thrift — Corporate Governance
Industry Outlook: A finer line between being public and privately held
January 12, 2004 11:43 AM
By Matthew Squire
Being a publicly held company, with its allure of merger opportunities and stock market Cinderella stories, has traditionally been a sought-after goal for smaller institutions. Lately, however, new costly corporate governance regulations contained in the Sarbanes-Oxley Act appear to be diminishing its attraction.
Enacted in 2002 in response to a spate of corporate governance scandals, the Sarbanes-Oxley Act requires companies to take measures to ensure the independence of their audit committee, as well as certifying their internal controls over financial reporting. As a result, the extra auditing and legal fees have turned out to be the final straw for a handful of smaller institutions already struggling to justify their existing registration expenses, and a detriment for private companies once considering public registration.
Buffalo, WY-based thrift Crazy Woman Creek Bancorp Inc., for example, announced in October that it would take steps to deregister its stock with the Securities and Exchange Commission, saying that the new costs of complying with Sarbanes-Oxley played a substantial role its decision.
Company CFO John Snyder told SNL Financial that the largest factor in the company’s decision was the increased cost of auditing. “Our audit [costs] rose substantially and that did not even include what you have to do to implement opinion on the internal controls, which, since we’re a small [institution], we did not have to worry about until 2005.”
Snyder said that Sarbanes-Oxley has currently increased his company’s compliance costs by roughly 20%, and would add an additional 50% in 2005.
Likewise, Sarbanes-Oxley also contributed to the decision by Moorsville, NC-based thrift Coddle Creek Financial Corp. to launch an odd-lot tender offer for its common stock in November to lower the number of shareholders to below the SEC threshold at which companies are required to file reports. Coddle Creek CEO George Brawley told SNL that becoming private could save his company between $100,000 and $150,000 per year.
Stopping the bleeding
Summit IL-based thrift Umbrella Bancorp Inc. also announced its intention to deregister from the SEC in November and Sarbanes-Oxley was the main driver in their decision, Executive Vice President Frances Pitts told SNL.
Pitts said that audit fees have more than doubled for Umbrella due to Sarbanes-Oxley, and while she stressed that the Act will serve a useful purposes in some environments, “in other environments, such as the really smaller public firm environments, its more overkill than anything else.”
Going public for many smaller mutual thrifts is a way to secure built up capital and distribute it among holders, while others go public to provide a vehicle to make acquisitions, which Pitts said was the case for Umbrella. But once these goals are accomplished, the lure of remaining public can often revert to a burden. “We wanted to acquire a troubled mutual institution [and] to do that we had to offer our stock to the mutual holders, hence we went public,” said Pitts, “We never thought we’d be the darling of Wall Street. I’m not sure that that was ever our intention, but the large fees and costs that are attendant to this very heightened focus on corporate governance, and the audits, and search for fraud, are costs that we just can’t continue to bear. It doesn’t serve anybody’s purposes.
“Our primary driver was to stop the bleeding, because this is only starting,” Pitts added. “We’re starting to see audit fees escalate, legal fees escalate, and we’re only one year into [Sarbanes-Oxley]. As these requirements become more developed, and people get a feel for what is going to be required, I think you are going to see fees continue to escalate.”
Pitts said that going private could save Umbrella no less than $200,000 per year. “For a small company like ours, that is a significant number.”
Even disregarding the Sarbanes-Oxley Act, being in the public domain can be costly for smaller companies. SEC registration requires legal fees related to the preparation of quarterly and annual reports, not to mention fees attendant to proxy filings. And considering that many of the thinly traded companies are not apt to have their filings scrutinized by the Street like their larger brethren, the practical need for such disclosures also comes into question.
Looking and watching

Indeed, the expenses related Sarbanes-Oxley are mainly being seen as additive to an already expensive fee scheme and the final push for many fence straddlers.
For instance, East Texas Financial Services Inc. CFO Derrell Chapman said that his company’s decision to deregister with the SEC was mainly done as a cost-savings measure. “It wasn’t directly related to Sarbanes-Oxley, although that certainly was something that our directors considered.” Still, Chapman said that East Texas could “conservatively” save $75,000 a year in auditing and legal fees from deregistering.
Only a handful of institutions have found it necessary to deregister, so far. Brawley said, “I don’t think that everyone’s going to just jump right in and do it immediately, but this is my opinion, and I may be wrong, but I think that there are a lot of institutions out there looking and watching, and if expenses step up rapidly, I think they’ll make a move.”
Independent Community Bankers of America Regulatory Counsel Chris Cole agreed that the current movement to deregister is more of a “mini-trend,” but also acknowledged that on a cost-benefit basis, it can save some thinly traded institutions significant expenses.
Of course, the flip side of deregistering is the loss of leverage when it comes to acquisitions, said Cole. “The shareholders that are being acquired usually do not want to take stock of a private company they want stock with some marketability.”
However, as Brawley noted in his company’s case, the higher costs of remaining public may have trumped the benefit that public stock could offer in M&A situations.
“Most of these small community banks like ourselves aren’t looking to acquire anybody, so basically the stock’s not needed to make an acquisition. And if you were going to be acquired you would need to look at the one acquiring you and say ‘Hey, do they trade much?’ You may not have gained any ground in being acquired.”
The acquisitive environment has also changed for smaller companies, said Pitts, noting that consolidations among smaller, publicly held institutions have been dry when compared to prior periods. “Unless we go back to those days, and that would be super, but I don’t see it happening near term; it’s just expensive.”
Staying private
Compared to deregistering, a more noticeable trend attributable to the Sarbanes-Oxley Act is being seen in private companies staying private.
Mark Aldrich, a principal with Aldrich & Bonnefin, a California-based law firm that provides compliance and legal advice for over 160 smaller community banks, also does not think the Act is causing a major movement to deregister among smaller institutions. However, Aldrich said that he has become aware of the Act causing many private institutions to make sure that they stay that way.
“They are cognizant and careful not to exceed 500 shareholders, which then requires filing and registering. In that respect, I think you are seeing a desire to avoid that environment, unless it is necessary to support the shareholders’ liquidity needs or market support. And there are other ways to do that that might be more cost efficient,” said Aldrich. “But what I’ve seen is an expressed desire to avoid registration and work to keep the number below the triggering threshold.”
And once that threshold is surpassed, it can be difficult to go back, said Aldrich. “[Deregistering] is kind of hard. Once you exceed 500 shareholders you’ve got to go below 300 in order to deregister and that takes some doing. And also, among bank charters and bank regulators, it’s a little harder to engage in stock repurchase programs because, unless you have a bank holding company, it may require bank regulatory approval and the like.”
Robert Tortoriello, a partner with law firm Cleary Gottlieb, said that Sarbanes-Oxley has caused a number of privately held institutions that have been considering becoming publicly traded to now rethink that decision.
The number of companies deregistering their stock may be relatively small, said Tortoriello, “But certainly I have seen privately held banks that had been considering going public determine not to and Sarbanes-Oxley was an important component in that decision.
“If you’re talking about the smaller banks, I think it’s got be viewed as a deterrent in terms of going public because all the various rules, the corporate governance requirements, are sort of viewed as additive.”
While Sarbanes-Oxley applies to all publicly traded companies, the Act is in some ways unique for the banking industry. As Cole noted, institutions with assets over $500 million already are required to adhere to similar outside auditing and internal control rules under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). “So for those banks that are in the over $500 million range, the certification for internal controls for SarbOx is déjà vu. They’ve been doing it for years and they don’t see the new restrictions having any greater effect than FIRREA when it was enacted back in 1991-1992,” Cole said.

Cole added that the SEC even approached bank trade associations and regulators for their opinions on how FIRREA’s certification process operated before they enacted Sarbanes-Oxley.
Tortoriello added, “When you hear nonbanking institutions express concerns about the systems they have to have in place with respect to controls and procedures and conflict of interest policies, banks can sit there and say ‘Ho-hum’, because they’ve already had to do it for the last 14-15 years.”
However, as Cole noted, Sarbanes-Oxley has, in effect, made FIRREA applicable for institutions of all size. “For those small banks under $500 million, definitely, the certification requirement could add 50% to their compliance costs, [although] it’s only a handful that you are talking about.”
Aldrich also noted that Sarbanes-Oxley has adopted many existing auditing requirements for larger banks. “There are definitely some structures in there that have been embraced by Sarbanes-Oxley and I think, arguably, that may be the reason that you haven’t seen as much of the accounting difficulties in the banking industry as you have in other industries.”
Although regulatory auditing standards have only been required for larger institutions, they still represent a benchmark for all institutions, said Aldrich. “I think that most banks and accounting firms have tended to gravitate toward those rules because they are a standard that is embraced by the regulators.”
Sarbanes-Oxley appears to have been fully integrated by regulators, and as such, Cole believes the SEC will be much more active in the realm of corporate governance and shareholder empowerment going forward. “I think there’s no question that the SEC is moving in the direction trying to regulate corporate governance, more than they have before Sarbanes-Oxley was passed.”
As time passes, Cole said that the compliance costs of Sarbanes-Oxley will probably diminish, “but the flip side of that is that SarbOx has really made the SEC more interested in regulating every facet of corporate governance, and I think that you will see them in the next year or two doing that.”
Cole said he believes that the next phase of corporate governance regulations could be in the realm of executive compensation, although its not clear whether that would lead to further compliance costs. “But there will be more regulation to empower shareholders to do more things. That seems to be the trend right now — more regulation rather than less, unfortunately, for the publicly held companies.”
This article first appeared in the December 2003 issue of ThriftInvestor.
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Bank & Thrift — Industry
Industry Outlook: A private life: Is the recent wave of going-private transactions more than just a fad?
January 12, 2004 11:35 AM
By Nathan Stovall
With bank stocks outperforming the broader market in 2003 and a resurgence in M&A activity since late in the summer, one might think smaller banks would be touting their improved stock prices and looking to sell given the strong multiples most bank and thrift stocks now command.
But this is not necessarily the case.
Recently, many banks have taken steps in the opposite direction by delisting their stock in an effort to go private. In fact, since Oct. 1 at least 16 banks and thrifts have taken the necessary steps to transform from publicly traded companies to private institutions, which entails a company lowering its shareholder base to 300 or fewer stockholders by repurchasing shares from its smallest shareholders.
While it is clear how banks and thrifts are able to execute this transaction, it is not clear why so many companies have turned away from the public market. Attorney Joseph Hemker of Howard & Howard Attorneys said that the addition of new industry regulations is the driving force motivating companies to go private.
“In terms of why they are going on now is because most of the implementing regulations that really are driving up costs under Sarbanes-Oxley have been implemented within the last year, and next reporting season they are going to incur a lot of these additional costs, largely various accounting, filing and other obligations that didn’t previously exist,” Hemker told SNL Financial.
Donnelly Penman French Haggarty & Co. Managing Director John Donnelly agreed with Hemker’s assertion, stating that going private is the easiest way to avoid the cost of new regulations.
“What you’re seeing is a lot of guys wanting to get out of the costs and expenses of SEC reporting and also the ultimate cost of compliance with Sarbanes-Oxley, [and going private] is really the simplest way to do it,” Donnelly told SNL.
Many of the banks undertaking these transactions noted in proxy filings that they wanted to avoid the new costs associated with Sarbanes-Oxley, since their lack of size prevented them from producing revenue streams large enough to afford the increase in expenses related to the increased reporting duties, which some companies estimated would translate into $40,000 to $100,000 per year in extra costs.
“Most of these banks that are going private are subject to the large bank holding company regulations of the Federal Reserve, and they’re not of that size,” Hemker told SNL. “When you are talking about banks that have $150 million to $300 million in assets, they just cannot afford to incur these kind of costs.”
Triangle Capital Partners Managing Director William Wagner noted that the new rules add substantial work and costs for small banks and thrifts, which before Sarbanes-Oxley did not have to disclose such detailed information.
“The section 404 requires a lot of additional work in the internal control area, and that is what has driven some institutions to say the expense of just complying with Sarbanes-Oxley is going to be very significant,” Wagner told SNL.
It seems that these transactions are more than just an effort to cut down on expense, though. Indeed, according to private investor Seymour Holtzman, a company’s stock price can determine the logic behind going private.
“If you are public, if your stock price is very low, you say, ‘Hey, I’m going to buy back all the stock myself.’ If your stock price is high, you don’t have that same attitude. If I was public and my stock price was doing well, I’d keep going. If the stock price dropped down a lot for some reason, I think you’d say, ‘I think I want to go private,’” Holtzman told SNL.
The benefits of going private seem clear enough then, but what companies lose in doing so, given today’s strengthening stock market and the strong premiums paid to sellers in M&A transactions, could very well be significant. Yet Hemker said that most companies involved in going private transactions do not trade enough to enjoy such benefits of being a public company.
“For the most part, the bank holding companies that are doing this don’t really see a benefit in terms of the stock price associated exclusively with being an SEC reporting company or not an SEC reporting company. If you have 400, 500, 600 shareholders, and that’s your base, you are not going to typically have enough volume, in terms of trading activity, to really benefit by being a reporting company. If they were companies that were seeing a lot of growth and expected to do acquisitions in the future that involved issuance of stock, by all means they’d have to consider strongly whether they wanted to go private, because being a reporting company does eliminate some of the filing requirements that are associated with doing an offering of stock in an acquisition. But aside from that, I think it is hard for many of these companies to see much benefit for being a reporting company,” Hemker told SNL.
Wagner agreed that lacking an active market in one’s stock makes the prospects of remaining public less enticing. “To say there is an active market for a lot of these guys is probably a little misleading,” he said. “If they don’t have a lot of shareholders, there is typically not a lot of volume in their stock, and there is not much of a market for their stock to begin with.”
Additionally, Donnelly said that going-private transactions are not very difficult to perform given the involved companies’ low number of shareholders.
“They’re not buying into that much stock. There are a lot of small shareholders that don’t own a lot of stock. To get to below 300 [shareholders] is not that hard to do. You do a reverse stock split or whatever and you cash out the minority shareholders, and you’re done with the thing,” Donnelly said.
He added, “Most of these banks that are doing this are over-capitalized, so from a pure corporate finance standpoint it is a positive exercise for those shareholders that do remain. It obviously enhances return on equity and earnings per share.”
According to Donnelly, another consideration is that the decision to go private was in most cases made some time ago, when the merger market was stagnant and stocks had yet to mount their current recovery.
“I don’t think, at least in my case, that when people made the strategic decision, these are not banks that had any plans in the near future to sell,” Donnelly said. “I think that when the strategic decision was made to do this — first of all it was done a year or 18 months ago, when the market wasn’t doing so well — I don’t think that really entered into their thinking.”
Although bankers seem content with their planned decision to go private, as none of the most recent going-private filers have since reneged on the plan, investors are not necessarily as bullish on the deals. This stems, in part, from the fact that they stand to reap the benefits of a sale should the company remain public, not to mention the fact that some earnings transparency is lost with such transactions, because the company is no longer required to report its financial condition on a quarterly basis.
“If they want to get the most for the shareholders, then what they should do is sell to a larger institution who will pay more money,” Holtzman told SNL.
“One thing that investors have complained about is the fact that the company will no longer be required to make quarterly filings, and a lot of investors have been unhappy with that fact,” Wagner told SNL. “It will be a lot more difficult to find out exactly how the company is doing on a quarterly basis unless the company volunteers to produce quarterly financial statements that they mail to their shareholders or post their quarterly financial results on a Web site or something like that.”
Wagner said that the companies his firm has advised in such transactions are encouraged to continue providing accurate quarterly data to remaining shareholders, even if they are no longer required to do so. “I think that will help appease some of the shareholders’ concerns that they have about the companies going private,” he said.
Despite the recent steady stream of announcements for going-private transactions, the question remains of whether or not this is simply a statistical anomaly and does not represent a growing trend in the industry. David Harris, of adviser Southard Financial, said that while many such banks would most likely look to reduce costs, he does not know what to expect for the future.
“Certainly whenever the multiples and the price levels start to get back up where they were in the late ‘90s, they might slow down these kind of transactions, just because it becomes more expensive. Although it also provides an opportunity to appear to be treating your shareholders well and letting them benefit in the run up of pricing and then letting them cashing them out,” Harris said. But he conceded that such going-private transactions are likely in the minority.
“The majority of folks probably think in terms of how it would keep costs down in that kind of transaction. I don’t know what to expect in regard to these going private transactions. It seems to be a kind of buzzword and the thing to do right now, but it’s hard to say how long it will last. The last big merger market lasted two or three years, and then it just dried up. This could have the same impact or effect.”
Others, however, think going private is a strategy that is here to stay in the banking industry. Both Hemker and Wagner said they could see more companies taking steps to go private in the future.
“I don’t think there is any doubt that you are going to see this trend continue, particularly from companies that are significantly smaller than $500 million in assets and may not really have as part of their business model the acquisition of other companies through issuance of stock,” Hemker said.

Wagner added, “I think for the companies, you are going to see it happening a lot more because of the expense and liability. And for the investors who are already in the these illiquid stocks, I’m not sure it really makes a huge change from what they have already.”
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Sarbanes-Oxley Spurs Second Thoughts On SEC Registration
From: American Banker Wednesday, November 12, 2003 By Bill Stoneman
Accountants advising founders of Greater Rome Bancshares Inc. in Rome, Ga., estimated when it opened in February 1996 that bookkeeping, financial reporting, and other jobs associated with Securities and Exchange Commission registration would cost about $25,000.
“We thought we could live with that,” said Thomas D. Caldwell III, the president and chief executive of the $125 million-asset company. So incorporators had no qualms about SEC registration, which was required when they sold stock to more than 500 investors.
By last year, however, the estimated cost of SEC registration had risen to $53,000. And with the passage of federal legislation requiring big changes in corporate accounting and auditing, the bill appeared sure to climb higher.
“Because of Sarbanes-Oxley, because of more stringent corporate governance, our accountants said they wouldn’t be surprised if that $53,000 grew to $100,000 in three or four years,” Mr. Caldwell said.
The company averted the extra cost by buying back shares from its smallest shareholders early this year, cutting their ranks enough that it could withdraw its SEC registration, which it also did, effectively converting from a public company to a private one.
Though the number of institutions making similar moves is not great, Greater Rome’s action appears to reflect consideration that dozens, if not hundreds, of community banks are giving right now to the relative merits of maintaining SEC registration and being a public company.
Foremost in the minds of executives and directors considering withdrawing SEC registration is the cost of preparing quarterly and annual filings, including auditing of financial statements and legal review of just about everything companies say in and about their filings.
More than historical legal and accounting expenses, public companies are facing increased burdens under the Sarbanes-Oxley Act, enacted last year in response to a series of financial reporting scandals. Among other things, SEC-reporting companies have to take steps to protect the independence of board audit committees, which many observers believe will be difficult for community banks. And chief executives and chief financial officers will have to certify financial statements filed with the SEC, possibly increasing their personal liability for any problems that surface.
But in addition to the quantifiable cost of SEC registration, community bankers are questioning traditional assumptions behind registration and public ownership.
The logic, accepted by hundreds of community banks for many years, is that SEC registration and public ownership provides maximum access to capital markets. In addition, an active market for a company’s stock, which in theory goes hand in hand with SEC registration and a sizeable number of owners, may provide currency for acquisitions.
Maybe so. But bankers and their advisers increasingly note that publicly traded community banks are more likely these days to raise capital by issuing trust-preferred securities through pools organized by investment banks (which does not require SEC registration) than to undertake a secondary stock offering. They also say that many communitybanks have next to no interest in making acquisitions.
Community bankers also counted on shareholders to bring them business. But Greater Rome’s Mr. Caldwell and others say owners of a few shares bring much less to the table than larger owners.

Most public community banks seem to be standing pat, at least for now. In fact, some are downright enthusiastic about their current position.
“Being a public company is wonderful,” said David T. Taber, the president and CEO of the $356 million-asset American River Holdings in Sacramento, “in that it provides each of our investors with flexibility when they want to buy more or when they want to sell.”
That is important, Mr. Taber said, because closely held companies can be forced to sell themselves when a significant owner needs to sell a large block of stock for reasons having nothing to do with the company’s performance.
“Having a public market for our stock is so powerful,” Mr. Taber said. “that it overrides, in my mind, a very tall stack of regulations that go with it.”
Some advisers agree.
“You have absolutely clear access to all forms of capital,” said Richard A. Schaberg, a Washington lawyer with Thacher Proffitt & Wood. Access to capital may be especially important if a bank seeks to acquire another company or even just a few branches, he said. Ruling out acquisitions, as many community banks do, is short-sighted, he said.
“I’d be hesitant to go private and save short-term money” Mr. Schaberg said, “and then watch a perfect franchise show up and not be as nimble as your competitors in trying to buy it.”
But the opposite sentiment is gaining momentum. Unconvinced by Mr. Schaberg’s thinking, about a dozen community banks have filed notice with the SEC this year of their intent to withdraw registration of their securities.
Executives with Coddle Creek Financial Corp. in Mooresville, N.C., launched a tender offer to owners of 99 or fewer shares in September, fearing the company will be swamped with Sarbanes-Oxley-related compliance costs if it remains SEC-registered.
Section 404 of the law requires companies to establish an internal audit procedure for financial transactions, said Billy Williams, the controller of the $140 million-asset banking company. Depending on how regulations are written, that could mean annually auditing 10,000 routine transactions, Mr. Williams said, at a cost of well over $100,000.
If banks that went through the same exercise a year or two year earlier are any indication, the move has little impact on operations.
First Palmetto Savings Bank FSB in Camden, S.C., saved about $50,000 to $60,000 in accounting and legal fees when it bought out its smallest shareholders and withdrew its SEC registration in 2000, said president and CEO Samuel Small. That is worth about 8 cents to 10 cents a share for owners of the $600 million-asset company, Mr. Small said.
Though this “was not significant in itself,” he said, it was a useful step in a never-ending effort to pare costs.
With no foreseeable need for capital and no thought of making acquisitions beyond perhaps an occasional branch, which it would pay for in cash, Mr. Small says he saw no drawback to taking First Palmetto private.
More emphatic than that, Walter G. Moeling 4th, a banking lawyer with Powell, Goldstein, Frazer & Murphy in Atlanta, said there is no benefit at all in SEC registration for most community banks that now have it. Well-run closely held banks are quite capable of raising capital through private placements, trust-preferred offerings, and subordinated debt, he said.
“For a good bank or a good idea,” Mr. Moeling said, “there’s all the capital in the world, whether or not you are a quote ‘publicly traded company.”
It’s important, he said, to distinguish between being SEC-registered and being a public company. Many, if not most, SEC-registered community bank stocks are too thinly traded to truly be considered public, he said. Without significant trading volume, he said, their stock is not especially useful as acquisition currency and will not provide real liquidity to investors with large holdings.
“For the great bulk of community banks under $1 billion to $2 billion in assets and with less than 1,000 shareholders,” he said, “those arguments really do not hold water.”

Though SEC registration is required of companies with more than 500 shareholders, it must be maintained until the number falls below 300. Start-up banks and converted thrifts often attract more than 500 shareholders right from the start. Older community banks, perhaps once dominated by a few individuals, often add shareholders gradually, particularly as substantial owners distribute shares to children and grandchildren.
The cost-benefit analysis of going private for SEC registered-banks will not directly answer whether mutual thrifts should convert to stock companies. Nonetheless, Mr. Moeling said, thrifts that do convert should think about winnowing out small stockholders quickly for the same reason that longstanding public companies should do so — that the many investors with very small holdings bring little benefit but cost plenty.
Many advisers to community banks offer a view somewhere between Mr. Schaberg’s (that SEC registration usually is worth it) and Mr. Moeling’s (that it usually isn’t).
SEC-reporting banks have a much better shot at paying for acquisitions with their stock than banks that do not report to the agency, said Raymond A. Tiernan, a banking lawyer with Washington law firm Elias, Matz, Tiernan & Herrick.
“I think you give a lot more comfort to the target company in the efficacy of the reports they’re going to get,” he said. Deregistering may be reasonable, however, for slower-growing banks that can fund expansion from retained earnings.
Whether maintaining SEC registration makes sense ultimately depends on the business plan and the extent to which a banking company can really generate trading activity in its stock, said Paula Johannsen, managing director of Carson Medlin Co., an investment banking firm in Tampa specializing in community banks.
American River Holdings’ Mr. Taber said about 400,000 shares of his company’s stock change hands in a typical year, enough to provide liquidity for shareholders who need to sell out.
Many banks shares trade far less often.
“If we have a couple of trades a month, it’s unusual,” said Nicki Brown, the president and CEO of Wilton Bank in Wilton, Conn., which may withdraw registration of its stock soon. Though it has just $98 million of assets, 509 investors bought its stock when the bank was launched in 1986, so it had to report quarterly financial results and follow other rules in the 1934 Securities and Exchange Act.
With more than enough capital and no plans to make acquisitions, the bank gets nothing from being “public,” Ms. Brown said.
Wilton has been buying stock back from small holders since its inception and finally brought the number of owners below 300 in 2001, just before Enron Corp.’s troubles burst into the public’s consciousness. Unsure how deregistering would be perceived when corporate governance standards were attracting intense scrutiny, the bank held off on formally becoming a private company.
“For companies that aren’t getting any real benefit out of it,” said Carson Medlin’s Ms. Johannsen, “you have to look at that $75,000 or $100,000 or $150,000 that you’re spending to be SEC-registered and whether it is worth it.”
Mr. Stoneman is a freelance writer in Albany, N.Y.
Copyright 2003 Thomson Media Inc. All Rights Reserved. http://www.thomsonmedia.com
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Quality Companies Move to the
Pink Sheets to Avoid Regulations, Trim Costs
BY ROBERT F. DIXON
For most public companies, being “in the pinks” has been a stigma to be avoided at all costs. Savvy investors viewed these stocks as a “pink flag” signifying that the company was in trouble. And for years, the pink sheets were inhabited primarily by over-hyped and often worthless penny stocks foisted off on unwitting investors looking for that one cheap investment that was going to make them wealthy. Others were troubled companies that were just passing through on their way to oblivion.
But a change is taking place. In recent months, trading volume in pink sheet stocks has increased dramatically, surpassing volume on the soon-to-be-disbanded OTC Bulletin Board. While still nowhere near the tremendous trading volumes of the NYSE or Nasdaq, trading in pink sheet stocks has approached 300 million shares a day. It’s important to keep that figure in perspective; on a recent day in late May, the value of all those trades was slightly more than $100 million, or about 33 cents per share. In contrast, volume on New York’s Big Board recently has averaged more than 1.4 billion shares daily.
“When the bulletin board is gone, many small companies will have no place to go but the pinks,” says Andrew Berger, editor of Walker’s Manual of Unlisted Stocks, which claims to be the only definitive guide to quality pink sheet companies. Walker’s book delivers detailed research on what he believes are the 500 best companies listed.
Analysts with Walker’s Manual comb company Web sites, look for news and annual reports, and talk to company officials. Even so, there is often relatively little information available. These are very small companies, typically between $5 million and $50 million in revenues, emphasizes Berger.
The public U.S. markets are becoming a far less hospitable place for these small companies than they were just a few years ago. The many new regulatory, auditing and board requirements imposed by Sarbanes-Oxley add tens if not hundreds of thousands of dollars to the cost of being an SEC-regulated public company. Not to mention the foreboding requirement that a CEO must personally guarantee his company’s financial statements, and is subject to large fines and even imprisonment if someone fudges the sales figures.
Then too, the scandals on Wall Street have forced significant cutbacks in analyst coverage. Always an issue for smaller companies, there is now even less coverage than before, unless companies choose to buy it themselves. More and more, executives of small companies, already hammered by a weak economy, find themselves asking whether it is worth it to continue to be publicly traded. Increasingly, they are deciding that it is not. Every week, it seems quality companies announce their decision to de-list and become pink sheet stocks.
THE LAST STOP
And today, Enron (ENRNQ.PK), WorldCom (WCPMQ.PK) and Global Crossing (GBLXQ.PK) are among the denizens of the pink sheets, too. Part of the pink sheets’ image problem is that it remains the last stop for de-listed, usually financially destitute companies on their way to liquidation. In fact, there are seven classes of Enron stock listed there.
Technology companies no longer able to meet Nasdaq listing requirements — especially the $1 minimum price, although the market has waived that standard in recent months — have found themselves in the pink sheets in the past couple of years. But Berger is skeptical, warning that for most, “it’s just a stop on the way to the bottom.”
Experts warn that there are lots of troubled companies in the pink sheets, and while there may be opportunities there, it’s a highly specialized area.
OTCBB UNPLUGGED
Experts agree one more force is likely to drive even more companies to pink sheet status. Nasdaq is working on a plan to phase out the Over-the-Counter Bulletin Board market, currently populated by several thousand small companies, in favor of a new “Bulletin Board Exchange,” or BBX. The BBX is currently scheduled to launch next year.
The popular OTC Bulletin Board is an electronic trading service operated by Nasdaq. It began requiring companies traded over the service to file regular financial reports in January, 1999; before that, many “non-reporting” companies populated its rolls. Many of the higher-quality stocks to be found there issue annual reports, quarterly financial statements and press releases announcing material events that may impact their prices, even though they are not required to do so, and even maintain investor-friendly investor relations departments.
THE PRICE OF BEING PUBLIC
But now, Nasdaq is preparing to up the ante. In an effort to remain solvent, the Nasdaq market plans to charge an annual fee of $5,000 for listings on the new BBX exchange. In addition, companies that choose to be included on the new exchange must meet a new, tougher series of regulatory requirements that are very similar to those imposed by Sarbanes-Oxley on SEC-listed companies. National market listing fees are expected to triple.
All that paperwork can be very expensive — as much as $150,000 to $300,000 a year, according to Greg Ballard, chief operating officer of Knobias Holdings, which provides detailed financial data on some 13,000 U.S. companies to both professional and retail investors. Knobias started out offering hard-to-find data on bulletin board and pink sheet companies, and later expanded its service to include companies traded on the major exchanges, too.
“The companies are like, ‘Whoa, wait a minute, why would we do this?’” Berger says. And they’re moving on down. As of June 4, some 3,949 companies were listed exclusively in the pink sheets (a figure that increased by more than 100 in two weeks), and just 437 on the bulletin board. Another 3,092 were quoted on both, according to statistics posted at www.pinksheets.com.
Ballard finds the turnaround to be somewhat ironic; Knobias added coverage of the NYSE- and Nasdaq-listed companies when interest in smaller firms waned during the Internet boom. Today, he says, there’s a great deal of increased interest because his firm is one of a select few that offer data on pink sheet firms.
Small company executives will have to choose between the unregulated, relatively inexpensive pink sheet lists, and the more onerous requirements of the new BBX exchange. Those who see few benefits associated with the cost and regulatory burdens of the public exchanges are likely to migrate to the pink sheets, experts say.
BANKING ON VALUE
As with all fringe marketplaces, there are notable exceptions to the “typical” pink sheet company. These include the occasional quality company working its way toward a listing on one of the respected exchanges, or a thinly-traded firm owned mostly by family or employees that saw no reason to pursue the status, headaches and costs that come with being a public company. Companies with fewer than 500 shareholders, for example, are not required to file financial reports with the SEC.

Too often, companies listed on the pink sheets are tainted with what Coulson calls “guilt by association.” Is there more quality in pink sheet companies today than there was a few years ago? “I think quality is down across the board,” Coulson says.
For example, there are many community banks listed in the pink sheets. For these companies, the lack of SEC regulation is not so significant an issue as it might be with others. Everything banks do is already tightly regulated by the U.S. Comptroller of the Currency, providing a level of regulatory oversight that is far more exacting than that imposed by the SEC.
Then too, there are American Depositary Receipts (ADRs), the instrument used to trade shares of foreign companies that choose not to list their stocks on U.S. exchanges. Swiss chocolate-maker Nestlé is one of the best-known foreign companies that trades in the pink sheets.
A third category that some believe is worth exploring are preferred stocks of some major public companies that trade in the pink sheets. Tootsie Roll Industries (NYSE:TR) has a preferred class B stock (TROLB.PK) that trades only in the pink sheets.
PINK SHEET HISTORY
In 1904, the National Quotation Board (www.nqb.com) was founded to create a system for trading the stocks of small companies. Brokers listed the stocks they had to offer and their bid and ask prices on yellow and pink paper — and the market has been known ever since as the pink sheets. That tradition has only recently begun to fade into an electric pink glow. Pink Sheets LLC acquired the exchange several years ago, and in 2000 introduced an online service where pink sheet stocks can be traded electronically.
Now, as the OTC Bulletin Board fades into history, Pink Sheets Chairman and COO Cromwell Coulson hopes his exchange will replace it, becoming the preferred method of trading for companies that choose to opt-out of the more regulation-laden BBX Exchange.
“It’s going to become a more important part of the marketplace,” Coulson says. “The pink sheets will provide a better forum with more liquidity and more stocks. We now provide a better platform than the bulletin board does today, anyway.”
HIDDEN VALUE
The pink sheets’ checkered reputation can work to the advantage of careful investors, say market makers. Joseph Reilly is the resident pink sheet expert at Robotti & Co., a New York brokerage that makes a market in a number of pink sheet firms.
The very act of de-listing and moving to the pinks can cost a stock as much as half its value, according to Berger. But in the case of a solid company, often nothing has changed materially to justify that drop. And just as the stock may dive on its way into the pinks, a move out — to full listing, or through an acquisition, for example — can provide a similar bump.
Reilly grew up with pink sheets. His father was one of the founders of Tweedy Browne Co., one of the first brokerage firms to specialize in little-known value stocks found in the pink sheets. Today, Reilly is one of the few analysts who focus on the unlisted marketplace, although that could change if the pink sheets grow as expected.
Reilly likes Burnham Holdings (BURCA.PK), a Lancaster, Penn. maker of boilers and heating and air conditioning system components. The company has long been a pink-sheet favorite, and for good reason: “They pay a dividend, and they always make money,” Reilly says. The company reports its financials regularly, and has seen its stock rise dramatically this year.
He also recommends liquor distributor American Mart Corp. (AMRT.PK) for its steady growth. But here’s a company that might scare off anyone concerned about liquidity issues. As of June 1, American Mart’s stock had last traded for

$299.50 per share — on Oct. 8, 2002.
Another pink sheet market maker, Jeff Herr, senior vice president of Chicago’s Howe Barnes Investments, likes Limoneira Co. (LMNR.PK), a 110-year-old grower of citrus fruit and avocados in California’s San Joaquin Valley, for its steady growth and large share of the avocado market.
CAVEAT EMPTOR?
The good news is that “pink sheet companies are below everyone’s radar,” says Jay Suskind, director of trading at Ryan Beck & Co., a Florida-based, mid-size brokerage that makes a market in a number of community banks and thrifts that trade in the pink sheets. Investors aren’t competing with the interests of large institutions or mutual funds. For the most part, those groups are prohibited by their charters from trading in pink sheet stocks.
While those institutions are generally sound, Suskind offers the warning any investor considering pink sheets needs to be aware of: These are thinly traded, illiquid stocks. That may work for buy-and-hold investors, but it’s tough for those who want to be able to get in and out quickly. It’s not unusual for some pink sheet stocks to go without a single trade for weeks at a time.
Another pink sheet market maker, Tom Walker of Pennaluna, notes that trading in pinks is not for the casual investor. He believes it is better suited for fund managers and professional investors. Based in Colorado, Pennaluna specializes in mining stocks — long a staple of the pink sheet realm, and one where some of the market’s most dubious players can be found.
Another area Pennaluna specializes in, and one where there has been a lot of interest recently, is Canadian stocks. Many Canadian firms — legitimately listed and traded regularly on exchanges north of the border — use pink-sheet status to attract U.S. investors while avoiding the regulatory morass that comes with listing on the major markets here, Walker says.
“There are hidden gems there that people often overlook,” Reilly says. “But you can’t make a living trading them.”
With those warnings in mind, “there are lots of jewels in the pink sheets,” Suskind says. ™
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FIRST
The Burden of Being Public
Bound by new regulations and changes on Wall Street, more
firms are breaking free—by going private.
FORTUNE
Monday, May 12, 2003
By Jeremy Kahn
Angry shareholders. Aggressive regulators. Onerous record-keeping requirements. As thousands of small firms face the new realities of life as a public company, many are saying, “Who needs it?!”
“There are certainly a lot of things to make you reflect about whether you want to be public,” says Jeffrey Webb, CEO of Varsity Brands, a publicly traded company based in Memphis that produces uniforms and accessories for cheerleading and dance teams. That reflection has led to a radical decision for Webb. He and other members of senior management are attempting to buy Varsity for $131 million. And Varsity is hardly the only company that’s had it with life in the public eye.
Not Open to the Public
Six of the largest “going private” deals from the past 12 months.

		Amount
Date	Company	in millions
4/11/03	Quintiles	$1,700
	Drug-testing firm
9/16/02	Natl. Golf Properties	$766
	Real estate investment trust
11/11/02	CoorsTek	$356
	Electronic component
	maker
4/04/03	Sports Club	$187
	Fitness club operator
4/22/03	Varsity Brands	$120
	Sporting goods maker
7/29/02	Shelbourne Properties	$100
	Real estate investment trust

     Source: U.S. Bancorp Piper Jaffray
The largest “going private” transaction so far this year involves Quintiles, the pharmaceuticals-testing company. Company founder Dennis Gillings had become fed up with analysts’ focus on quarterly earnings and their failure to grasp that his long-term growth strategy requires the company to make expensive investments today. So, with help from Bank One’s private-equity arm, he’s taking Quintiles private for $1.7 billion. In the past year several dozen companies—including health-supplements maker Herbalife and trucking company Landair—have done the same. While the number of going-private transactions has remained fairly constant over the past two years, U.S. Bancorp Piper Jaffray fund manager Dan Donoghue expects the trend to accelerate in the next 12 months. Not that going private is simple: Companies must have predictable cash flow and growth potential, and offer existing shareholders as much as a 40% premium over market value, says Donoghue.
Companies have always disappeared from public markets during downturns, but unlike previous privatization movements, this trend is being driven as much by the unintended consequences of regulatory reform as by market conditions.
Remember Sarbanes-Oxley? The 2002 act designed to safeguard shareholders against corporate malfeasance can mean $1 million a year in additional auditing and legal fees and other costs, says John Egan, a lawyer with McDermott Will & Emery in Boston. “A lot of public companies were public in name only,” Egan says. A majority of their shareholders and board members were insiders or had a business relationship with the company. Now these firms must find three independent directors qualified to serve on an audit committee. That isn’t easy or cheap, since the companies then have to buy insurance to indemnify the new directors against potential liability. Premiums for this insurance have doubled in some cases.
The recent settlement between Wall Street banks and New York attorney general Eliot Spitzer, the SEC, and other regulators is yet another blow to the small fry. Regulators’ efforts to separate stock research from investment banking have led Wall Street firms to slash analyst coverage of small-cap stocks. (Without the promise of lucrative banking fees, small companies don’t generate enough trading volume to make them worth covering.) Thousands of stocks with a market value of less than $300 million have fewer than two analysts following their company. “Every company with a market value of less than $200 million should at least review why it is public,” says T.L. Stebbins, a managing director at the boutique Boston investment bank Adams Harkness & Hill.
Finally, an increasing number of Nasdaq stock transactions are occurring over electronic communication networks, or ECNs, rather than broker to broker. That compresses trading spreads and makes it less profitable for brokerage firms to make a market in small-cap stocks, meaning that many small-cap shares are increasingly illiquid.
Given the high price companies are paying to be public these days, it’s no surprise that IPOs have slowed too. From January through March of this year there were only four, the lowest quarterly figure since 1975. Perhaps that’s not such a bad thing. John Dwight, a CEO who spent 22 years building PCD Inc., a Massachusetts maker of semiconductor components, was recently forced to sell the bankrupt company. In hindsight Dwight says he wishes PCD had never been tempted by an IPO. “If we hadn’t gone public, we wouldn’t be great, but we’d be okay.”
As a growing number of companies come to that realization, expect to see a good number attempt to go private—before they suffer the same fate as PCD.
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Some Small Banks Delist To Avoid Sarbanes-Oxley From: American Banker Wednesday, March 26, 2003 By Laura K. Thompson
Some community banks are doing more than grumbling about the added cost, paperwork, and time required to comply with the Sarbanes-Oxley Act. They’re going private.
In the last month, five banking companies have deregistered their stocks, which means they no longer have to file documents with the Securities and Exchange Commission and comply with its guidelines, including Sarbanes-Oxley provisions.
Experts predict that more small banks will go private and that fewer will choose to go public in the coming months.
In their termination filings the five companies cited the administrative burden and expense of SEC registration, and some singled out the new governance requirements in Sarbanes-Oxley.
The act was signed into law in July with the purpose of stepping up corporate oversight and reporting guidelines to prevent another scandal like that of Enron Corp., and it is starting to take effect.
One of the most onerous tasks for small banks is finding separate, external and internal auditing firms, as well as creating an audit committee made up of people who are not connected with the bank.
Experts say it is difficult to fulfill these requirements in a small town.
Indeed, one of those deregistering, Chesapeake Financial Shares Inc., is based in Kilmarnock, Va., which has fewer than 1,200 residents.
Cheryl Hinkle, the chief financial officer of the $196 million-asset Madison Bancshares Group Ltd. in Blue Bell, Pa., said Sarbanes-Oxley prompted the board to reconsider its Nasdaq listing. She said that in the past decade Madison had spent about $200,000 a year filing paperwork, meeting SEC requirements, and paying attorneys and accountants.
“We thought, ‘What’s more important to the shareholders?’ “ Ms. Hinkle said. “This is a substantial cost savings, and it frees up time so we can build a better and stronger bank.”
Like other companies that deregister with the SEC, Madison was required to stop listing on a major exchange and to maintain fewer than 300 shareholders. (Though the deregistering process is called “going private,” these five companies are still technically publicly traded because their stocks are available over the counter.)
Walter G. Moeling 4th, a banking attorney with Powell, Goldstein, Frazer & Murphy in Atlanta, said he expects many other small companies to follow in Madison’s footsteps. He said community banks’ biggest expense related to Sarbanes-Oxley is the “bureaucracy cost”: the time and resources the board uses to sort out the act’s regulatory details and establish policies and procedures to meet them.
“What it comes down to is a cost-benefit analysis,” Mr. Moeling said. “There were excessive costs and minimal benefits” before Sarbanes-Oxley, and now the ratio is “hugely skewed,” he said. “It’s a wonder everybody doesn’t deregister.”
Mr. Moeling said that with the exception of those that are or plan to be active acquirers, banking companies with under $2 billion of assets and fewer than 2,000 shareholders would be better off going private.
Lexington B&L Financial Corp. in Missouri, which has $135 million of assets and 250 shareholders, officially stopped filing with the SEC last Friday after seven years as a public company.
E. Steva Vialle, Lexington’s chief executive, said Sarbanes-Oxley was part of the reason for the decision. In addition, the bank had only about 500,000 shares outstanding and was paying about $60,000 a year to comply with the agency before the new corporate governance requirements.
“With our level of trading, it’s not economically effective to stay listed,” Mr. Vialle said.
Two of the three other companies that went private in the past month specifically cited the additional costs of Sarbanes-Oxley compliance.
Zachary Bancshares Inc. in Louisiana, with $105 million of assets, said in its filing that “these SEC registration-related expenses have been increasing over the years, and we believe that they will continue to increase, particularly in light of the Sarbanes-Oxley Act.”
Chesapeake, which has assets of $290 million, said it paid $75,600 in SEC-related costs in 2002, its seventh year as a registered company.
Because the companies had more than 300 shareholders — Zachary with 600 and Chesapeake with 457 — they had to do reverse stock splits.
However, according to Ronald R. Glancz, a partner in the Washington law firm of Venable, Baetjer, Howard & Civiletti, few registered companies have a shareholder base of less than 300 or the ability to successfully complete a reverse stock split.
Mr. Glancz said most banks have too many small shareholders or too little capital to go private. Because of those limitations, he expects the greater impact of Sarbanes-Oxley to be a large number of companies’ deciding not to go public, he said.
“The regulatory burden and the cost of Sarbanes-Oxley is something they will have to take into account,” he said. “If it’s a close call, this could tip the balance the other way.”
Karen Thomas, the director of regulatory affairs for the Independent Community Bankers of America, warned that deregistering might not free companies of all Sarbanes-Oxley obligations, because examiners could apply the corporate governance standards for public companies to private institutions.
Ms. Thomas said banking regulators have already applied some of the act’s requirements to private banks and could apply others. For example, last week all regulators announced that they would require privately held banks with more than $500 million of assets to have external and internal auditors.
One of the biggest questions for community banks that are not publicly traded “is how stringent the regulators and examiners will be on this and when the agencies will encourage banks to do certain things,” she said.
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COPYRIGHT 2003 Gale Group

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on private companies
Nowhere to Run
Private Company executives may think they’ve dodged the Sarbanes-Oxley bullet. Changes are, they need to think again.
By peter Haapaniemi
Illustration by Francisco Caceres
As Sarbanes-Oxley and a slew of other regulatory changes wash over the corporate world, executives as private companies may be watching their public company counterparts with a sense of relief. After all, private companies are not subject to those rules, which means their executives do not have to jump through the hoops of certifying annual reports. disclosing increasingly detailed financial information, and devoting larger and larger amounts of their time to compliance.
     But that sense of relief might be a little premature. That’s because the new rules coming from Congress and the exchanges represent more than a fine-tuning of corporate governance. In reality, they are creating a sea change in the business world—and, sooner or later, that change will touch most private companies.
     “The fact is that the rules of the game have changed and they need to play by the new rules,” says Rick Fumo, senior vice president, Practices at Person Consulting in Chicago, “Good governance is much more important now, and demonstrating good governance is more critical than its used to be. Public companies certainly have the brunt of the exposure, yes, but there are a number of ways that these rules will affect private companies.”
     “Private companies can’t just say, This doesn’t matter to me,” says Jonathan Wolfman, a senior partner at Hale and Dorr. “The reality is that we’re experiencing a very fundamental change in the way business organizations operate and in people’s expectations of business organizations. So private companies are going to have to live with these requirements — and the increased security they bring — even if they don’t technically apply to them.”
     But that’s not all bad news, Wolfman adds. By recognizing that there’s a new era being ushered in by Sarbanes-Oxley and preparing themselves for that era, private companies can do much to make life easier — and themselves more successful — down the road.
GETTING READY TO GO PUBLIC
Many private companies need to pay attention to Sarbanes-Oxley for the simple reason that hope to have an IPO at some point. Those companies will have to be in compliance with the new rules as soon as they become public—no more precisely, before they become public, because the rules start to apply as soon as a company files an IPO registration statement.
     Beyond basic compliance, private companies that have established the disclosure and governance processes called for by the new legislation are likely to have an easier time during the IPO process. “Any high-caliber underwriter or thoughtful group of investors — which you would certainly want -— is going to be very concerned about governance, so you are going to be under intense process,” says Person’s Fumo. “To shorten that process and keep the costs as reasonable as possible, its best to do what you can now to prepare.”

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     It’s not just IPO-bound companies that need to be thinking about Sarbanes-Oxley, Fumo continues. If a private company is acquired by a public company, that private company is going to immediately be playing under public company rules. “So the CEO and CFO of the acquiring company are going to be very concerned during that due-diligence process, because they will have to start attesting to the numbers reported by the private company,” says Fumo.
     A number of practices that are common among private companies are illegal for public companies. For example, says Virginia Kapner, a senior partner at Hale and Dorr, “It’s not unusual for a private company to loan its executives money for various purposes,” Sarbanes-Oxley prohibits public companies from making such loans; only loans that existed prior to July 30, 2002, are exempt from the law. “So, if a company has outstanding loans made after that July cutoff date, those loans will be illegal the moment the company files a registration statement for an IPO,” Kapner says.
     To avoid trouble, companies should consider banning loans to executives and directors altogether, Or, if they need to make such loans, they should at least put provisions in the loan agreements that trigger repayment just prior to the filing of a registration statement for an IPO— although, in practice, that may not be as simple as it sounds.
     “One of the reasons private companies loan money to their executives is to help them purchase stock in the company,” Kapner says. That means that those executives may well be unable to repay the loan before the company goes public, because they will not be able to sell their stock. As a result, companies may be placed in the position of having to forgive the loan.
     Companies with an eye to going public should also take a good look at the new requirements for director independence. Proposed NYSE and Nasdaq rules state that at least a majority of a public company’s directors must be independent. “The definition of ‘independent’ is nor finalized yet,” says John Chory, partner-in-charge of the Hale and Dorr Venture Group. “but it is likely to exclude current employees, individuals affiliated with the company’s business partners or auditors, and individuals who receive more than $100,000 a year ($60,000 a year for Nasdaq) from the company for services other than being a board member. Nasdaq’s definition is likely to exclude relatives of executive officers.”
     Complying with those independence requirements will be a significant challenge for many smaller private companies

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On private companies
because they often have a relatively narrow circle of potential directors from which to choose. In general, they find it difficult to attract independent directors before an IPO, because of their inherent lack of a track record and established reputation. Now, however, they’ll have to be ready to do so quickly once they go public, All in all, it’s something of a dilemma, says Kapner. “It’s very hard to get people to come onto a board right at the IPO. That’s always been an issue for companies going public, but with Sarbanes-Oxley, the issue has become more critical.”
KEEPING YOUR DISTANCE
AGREEMENTS AND PROCEDURES DESIGNED TO
HELP PUBLIC COMPANIES MEET THE NEW,
STRINGENT REQUIREMENTS WILL EVENTUALLY BE
APPLIED TO PRIVATE COMPANIES.
A number of new regulations focus on the independence of the board’s audit committee, For example, members of such committees cannot accept any fees for consulting or advisory services form the company, other than their director fees. Under proposed Nasdaq rules, anyone holding 20 percent or more of the company’s stock would also be ineligible to serve on the audit committee—which means that, in many cases, a company’s venturecapital backers could not be part of the committee.
     Not surprisingly, a lot of the new rules have to do with a company’s relationship with its auditors—and ensuring auditor independence. for example, an accounting firm that’s responsible for a public company’s audit is prohibited from performing a variety of nonaudit services, such as book-keeping, appraisals, valuations, financial information systems design and implementation, and human resources services. Private companies will need to find vendors other than their auditors to provide those services before filling an IPO registration statement.
     Also, private company boards need to be aware that an audit firm is not considered independent if a company’s CEO, CFO, chief accounting officer, or controller is a former employee of the audit firm that worked on the compnay’s audit in the last audit year. “The audit firm is a pretty common source of executives for these private companies,” says Hale and Dorr’s Kapner. “People move up through the ranks and move on from the accounting firm, and it’s often a natural step to move in-house and begin working at the client company.”
     Finally, the new rules include extensive requirements for financial reporting and for handling complaints about financial and governance issue. This means that start-up companies may have to begin thinking about back-office and administrative processes—and not just their new technologies and business models—quite early in their life cycles.
     “Immediately upon becoming public, a company is going to have to worry about all these things that public companies have to worry about, including an infrastructure for reporting and disclosure,” says Hale and Dorr’s Wolfman. “One of the Biggest challenges for companies heading toward a public offering is going to be building that public company infrastructure in advance of the public offering. You won’t be able to just focus on your product and your marketing. You are going to have to worry more about the nuts and bolts of the infrastructure, and really think about it almost from the beginning.”
COMING SOON: COVENANT CREEP
For those companies that have no plans to become public, the new regulatory regime will have a less direct—but nonetheless profound—impact. In particular, private companies are likely to see what Wolfman calls “covenant creep.” In essence, that means that agreements and procedures designed to help public companies meet the new, stringent requirements will eventually be applied to private companies as well.
     For example, as major accounting firms develop new audit procedures for public companies, those procedures will become more or less the norm—and accounting firms will use them in their work with private companies. Similarly, agreements with banks and financial backers can be expected to reflect the new standards for reporting and governance. “When you are negotiating a new bank loan, the bank might ask for greater assurances about the company’s books and records and its controls and procedures to make sure that your financial reporting is accurate,” says Wolfman.
     Insurers are also likely to get into the act, says David Sylvester, partner-in-charge of Hale and Dorr’s Reston, Virginia, office. “It’s more common now for private companies to get D&O insurance,” he explains. “So I suspect that the insurance industry is going to start saying, ‘If you need D&O insurance and we are going to take some risks for this, we’re going to create some mechanisms to ensure that your private company is instituting some of the practices called for by Sarbanes-Oxley.’”
     Convenant creep is also likely to find its

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way to private companies via partner and customer companies that want to make sure their suppliers are not violating any financial rules. “Obviously, a lot of private companies enter into transactions with public companies” says Wolfman. “the public companies are going to be insisting more and more that the private companies have the same kinds of procedures and controls in place that they have. They will want their private partner companies to be able to say, ‘Yes, everything in our business relationship is on the up-and-up, and is properly documented and accounted for.’”
Going Private: The Next Big Thing?
As the costs of compliance rise, so do
some benefits of being private.
The heightened disclosure requirements of Sarbanes-Oxley are likely to encourage many private companies to stay private—and perhaps even prompt some public companies to “go private,” says Michael Levitin, a senior partner at Hale and Dorr.
     The wisdom of going private depends on the individual company, Levitin says, and executives will have to weigh the pros and cons of their specific situation (see table, below). But, in general, “It’s no longer quite so attractive to be public,” he says.
     In part, that’s because the costs of regulatory compliance have gone up dramatically in the last several months, thanks largely to Sarbanes-Oxley. At the same time, the stock markets are down, which has a twofold effect: first, there is just not the same level of capital to be had in the public markets, which makes it less appealing to be a public company. And second, lower stock values mean that executives might be able to take their company private at bargain prices. “The market is sufficiently depressed that, for those who can afford to take a long-term view, this may be a good time to acquire a controlling stake in a public entity and take that entity private,” Levitin says-P.H.
SHOULD YOU GO PRIVATE?

Pro	Con

Less risk for officers, who must certify public company statements	Reduced liquidly of stock

Avoid rising costs of independent audit and regulatory compliance	Reduced ability to use stock as a “currency” to make acquisitions

Less executive time spent on compliance issues	Reduced ability to use stock options as incentives and recruiting tools

Easier to think long term, without quarter-to-quarter earnings pressure	Possible loss of “prestige” traditionally associated with public companies

THINK PUBLIC, BE PRIVATE
In some ways, private companies can also prepare for the era of Sarbanes-Oxley by looking beyond the burdens the act creates, to the opportunities for improvement that it presents. To a great extent, the new rules are basically good ideas, and they incorporate the latest best practices for governance and financial controls. A number of private-company owners have told Parson’s Fumo “that they run their businesses as if they were a public company because there is really no downside to doing that. It’s a good discipline for the owners of the company to make sure they are maximizing the return all around—for themselves as investors; for other investors; and for the employees of the company, who have an interest in that company’s success.”
     By familiarizing themselves with the new rules, private companies can not only avoid problems, but also put themselves in position to operate and compete more effectively. For example, instituting better internal controls and ensuring auditor and director independence foster a culture of fiscal and corporate responsibility, and make for a well-run business with a sound reputation. “that can make it easier to get financing and buy insurance, as well as attract and retain employees, customers, suppliers, and directors,” says hale and Dorr’s Sylvester. In short, good governance is good business.
     It will take time for the full impact of Sarbanes-Oxley to be felt by private companies, but they should get started now in understanding the new legal and business environment, how it will affect their companies, and how they can make the most of it. Says Sylvester: “I think the private companies that are out in front on this—even though it’s not required—are going to be rewarded for being proactive.”
Freelance journalist Peter Haapaniemi watches trends in business and law from Farmington, Michigan.

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